[Terex Letterhead]


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

     For information contact: Kevin O'Reilly, Vice President (203) 222-5943

                    TEREX REPORTS SOLID FIRST QUARTER RESULTS

            o Sales increased 59% to $928 million in the quarter
            o Cash flow from operations was $115 million
            o Net debt decreased $100 million from December 31, 2002


         WESTPORT, CT, April 23, 2003 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2003 of $12.5 million, or $0.26 per share, compared to a net loss of $107.2 million, or $2.77 per share, for the first quarter of 2002. Excluding the impact of special items, net income for the quarter was $15.6 million, or $0.32 per share, compared to $7.0 million, or $0.18 per share, for the first quarter of 2002. Special items for the first quarter of 2003 include charges for previously announced restructuring actions, inventory valuation adjustments related to the Demag and Genie acquisitions and the write down of certain assets within the EarthKing subsidiary, offset partially by a favorable ruling on a legal claim. Special items for the first quarter of 2002 include restructuring charges and the impact of adopting SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Net sales increased to $927.7 million in the first quarter of 2003, an increase of 59% from $582.0 million in the first quarter of 2002. Cash flow from operations was $114.9 million during the first quarter of 2003 and net debt decreased by $100.1 million from December 31, 2002 levels. During the quarter, Terex adjusted its effective tax rate from 32% to 28% as a result of tax planning strategies and the mix of its business portfolio. This change resulted in a $0.02 increase in earnings per share for the first quarter of 2003.

         "This quarter's overall performance was very encouraging despite a challenging market environment," commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. "We have been able to achieve progress on many fronts and we are particularly pleased with the Genie and Demag integrations and the generation of cash flow from operations at a time in the year when we usually consume cash. We entered 2003 with very focused goals, namely integration of our acquisitions and execution on our cost saving and cash generation targets. Furthermore, we remain committed to $200 million in debt reduction by the end of 2003."

         "We are strengthening our position as the number three franchise player in the construction and mining equipment market with a different and flexible business model. We have grown internally and via acquisition and continue to achieve meaningful profits and cash flow during these challenging times. Genie and Demag have adapted to Terex's ownership and strategies within the context of each entity's culture," added Mr. DeFeo. "The priority for Terex continues to be to extract value from all of our operations in order to generate income and cash and to reduce debt as promised. Despite our progress, we still have a lot of work left to do."

         "We are well on our way to our goal of generating $150 million in cash from working capital reductions in 2003, as we achieved $90 million of this in the first quarter," commented Mr. DeFeo. (Terex defines working capital as the sum of accounts receivable plus inventory less accounts payable.) Mr. DeFeo continued, "This is particularly impressive given the seasonality of our business and the fact that the first quarter generally involves a net use of working capital in anticipation of the selling season. The Demag integration continues on track, despite some very difficult market conditions, and has delivered significant cash flow from operations during the first seven months of ownership, primarily from working capital reductions. The Genie integration is ahead of our expectations at this time. Although it is well documented that many of the large North American rental companies have indicated they will be reducing capital spending in 2003, our management team has been very focused on executing cost reduction initiatives and looking for sale opportunities elsewhere, particularly in Europe, and I believe both of these efforts benefited us in the first quarter. Our other cost reduction initiatives are on track and we expect to make progress and deliver the benefits during the remainder of 2003."

         "I am also pleased to point out that Institutional Shareholder Services
(ISS) recently reviewed and rated Terex's corporate governance profile and, according to ISS, Terex outperformed 99% of the companies in the Russell 3000 and 98.1% of the companies in the capital goods group. This is a testament to how seriously we take corporate governance at Terex and the policies and procedures we have implemented," noted Mr. DeFeo. "While this is a good measure, governance is a constant journey on which we will remain focused."

         In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the first quarters of 2003 and 2002, the reported numbers excluding special items, and the reported numbers excluding acquisitions (specifically Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Commercial Body and Combatel) and special items. Terex believes that this information is useful to understanding its operating results, the ongoing performance of its underlying businesses without the impact of non-recurring items, and the impact that acquisitions have had on its financial performance. Terex also discloses EBITDA, as it is a commonly referred to financial metric used in the investing community, and Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance and that of other comparable companies.

A financial summary is shown below:

                                                           Three months ended March 31,
                       --------------------------------------------------------------------------------------------------------
                                              2003                                                 2002
                       ---------------------------------------------------- ---------------------------------------------------
                                                       (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special     Excluding    & Special                 Special      Excluding     & Special
                             Reported     Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                         Items                                               Items
                            --------------------------------------------------------------------------------------------------------
 Net Sales................ $     927.7  $   ---      $     927.7  $     599.2  $    582.0    $   ---     $    582.0    $    569.9
                            ============ ============ ============ ============ ============= =========== ============= ============
 Gross profit ............ $     129.7  $     5.6    $     135.3  $      83.8  $     91.3    $     1.2   $     92.5    $     90.1
 SG&A.....................        88.4       (0.3)          88.1         59.6        59.8        ---           59.8          58.2
                            ------------ ------------ ------------ ------------ ------------- ----------- ------------- ------------
 Income from Operations ..        41.3        5.9           47.2  $      24.2        31.5          1.2         32.7    $     31.9
                                                                   ============                                         ============
 Other Income (expense)...       (23.9)      (1.6)         (25.5)                   (22.4)       ---          (22.4)
 Provision for income
   taxes..................        (4.9)      (1.2)          (6.1)                    (2.9)        (0.4)        (3.3)
 Cumulative effect of
   change in accounting
   principles.............       ---        ---            ---                     (113.4)       113.4        ---
                            ------------ ------------ ------------              ------------- ----------- -------------
 Net income (loss)........ $      12.5  $     3.1    $      15.6               $   (107.2)   $   114.2   $      7.0
                            ============ ============ ============              ============= =========== =============
 Earnings per share....... $       0.26              $       0.32              $     (2.77)              $      0.18

 EBITDA (1)............... $      55.6  $     5.9    $      61.5               $     38.8    $     1.2   $     40.0
 Backlog ................. $     458.3               $     458.3               $    299.9                $    299.9

 Average Fully Diluted
 Shares Outstanding.......        49.0                      49.0                     38.7                      38.7

(1)  EBITDA is  calculated  as income  from  operations  plus  depreciation  and amortization included in income from operations.
(2)  Special  items,  net of  tax,  relate  to  restructuring  activities  ($1.1 million),  Genie and Demag inventory fair value accounting  treatment ($2.0 million) and write down of certain  assets within the EarthKing  subsidiary
     ($1.7  million),  offset  partially by a favorable  ruling on a legal claim
     ($1.7 million).
(3)  Special items, net of tax, relate to  restructuring  charges ($0.8 million)
     and the impact of adopting  SFAS No. 141 "Business  Combinations"  and SFAS
     No. 142 "Goodwill and Other Intangible Assets" ($113.4 million).
(4)  Acquisitions   excluded  are  Demag,  Genie,   Pacific  Utility,   Telelect
     Southeast, Advance Mixer, Commercial Body and Combatel.

Segment Performance

Terex Construction

                                                   Three months ended March 31,
                           ------------------------------------------------------------------------------
                                            2003                                   2002
                           --------------------------------------- --------------------------------------
                                                           (in millions)


                                           Special    Excluding                  Special     Excluding
                             Reported       Items      Special      Reported      Items       Special
                                                        Items                                  Items
                           --------------------------------------- --------------------------------------
Net Sales................ $     326.1   $   ---     $     326.1   $    264.3   $   ---     $    264.3
                           ============= ==========  ============= ============ =========== =============
Gross profit ............ $      42.9   $   ---     $      42.9   $     40.0   $   ---     $     40.0
SG&A.....................        28.2       ---            28.2         24.5       ---           24.5
                           ------------- ----------  ------------- ------------ ----------- -------------
Income from Operations... $      14.7   $   ---     $      14.7   $     15.5   $   ---     $     15.5
Backlog.................. $      94.9               $      94.9   $    132.7               $    132.7

         Net sales in the Terex Construction group for the first quarter of 2003 increased $61.8 million to $326.1 million from $264.3 million in the first quarter of 2002. Improvements in the off-highway truck business, double-digit growth in the Powerscreen businesses, and top line improvements in the Atlas and Schaeff businesses drove the increase. SG&A expenses for the first quarter of 2003 were $28.2 million, or 8.7% of sales, compared to $24.5 million, or 9.3% of sales, in the first quarter of 2002. Income from operations for the quarter was $14.7 million, or 4.5% of sales, compared to $15.5 million, or 5.9% of sales, for the first quarter of 2002.

         "Although we continue to operate in a difficult and competitive environment, the Terex Construction group had a solid first quarter," commented Colin Robertson, President - Terex Construction. "The growth in our Powerscreen business and our penetration into the Spanish market with our whole portfolio of products has helped offset otherwise weak end markets. We are also starting to see some results from the actions we began implementing in 2002. Atlas and Schaeff reported strong top line growth as we penetrated new markets outside of Germany, and Atlas was also profitable for the quarter as cost reductions flowed to the bottom line. We made progress on the consolidation of our Benford and Fermec locations into our new manufacturing facility in Coventry, U.K., and expect our cost saving initiatives to impact our second half results."

         "Like all Terex operations, Terex Construction is focused on generating cash and improving working capital management," commented Mr. Robertson. "During the quarter we were able to improve our position while continuing to have sufficient inventory to sell for the typically stronger second quarter. We feel there is additional progress we can make here and generate meaningful cash results."

Terex Cranes

                                                   Three months ended March 31,
                           ------------------------------------------------------------------------------
                                            2003                                   2002
                           --------------------------------------- --------------------------------------
                                                           (in millions)


                                           Special    Excluding                  Special     Excluding
                             Reported     Items (1)    Special      Reported      Items       Special
                                                        Items                                  Items
                           --------------------------------------- --------------------------------------
Net Sales.................$     237.9   $   ---     $     237.9   $    135.1   $   ---     $    135.1
                           ============= =========== ============= ============ =========== =============
Gross profit .............$      27.2   $     2.4   $      29.6   $     16.8   $   ---     $     16.8
SG&A......................       20.4       ---            20.4          9.5       ---            9.5
                           ------------- ----------- ------------- ------------ ----------- -------------
Income from Operations....$       6.8   $     2.4   $       9.2   $      7.3   $   ---     $      7.3
Backlog...................$     189.5               $     189.5   $     46.8               $     46.8

(1) Special items relate to restructuring activities and the Demag inventory fair value accounting treatment.

         Net sales in the Terex Cranes group for the first quarter of 2003 increased $102.8 million to $237.9 million from $135.1 million in the first quarter of 2002. Excluding the impact of the Demag acquisition, net sales for the quarter were down over 30%, reflecting the weak market for hydraulic mobile cranes and lattice boom cranes in the North American markets. SG&A expenses increased to $20.4 million, or 8.6% of sales, in the first quarter of 2003 from $9.5 million, or 7.0% of sales, in the first quarter of 2002. Excluding the impact of Demag, SG&A expenses decreased slightly in the first quarter of 2003 compared to the first quarter of 2002, as the Terex Cranes group continued to focus on costs and right sizing its business for the current environment. Income from operations, excluding special items, increased to $9.2 million, or 3.9% of sales, for the first quarter of 2003 from $7.3 million, or 5.4% of sales, for the first quarter of 2002. Negatively impacting operating margin for the first quarter was the conversion of used equipment and discontinued product lines to cash at reduced margins.

         "Our global presence has clearly helped balance our performance in the first quarter," commented Fil Filipov, President - Terex Cranes. "Although the North American market remains depressed for mobile telescopic and lattice boom cranes, we had success in other markets to partially offset this. Our results were favorably impacted by the inclusion of Demag for the quarter and the benefit Demag had on our PPM branded cranes that were integrated into the Demag sales organization. In addition, Italy and Spain remained strong markets and we had some success in the U.K. and Asia / Pacific region."

         Mr. Filipov continued, "In this difficult environment, we continue to manage the business for cash. In particular, we have been aggressive in converting used equipment into cash at reduced margins. Although this has impacted the overall operating margin of the group, we feel this is the right decision at this time. Our restructuring in the Terex Cranes group and integration of Demag continue on track and we expect to see the benefits of these actions throughout 2003."

Terex Roadbuilding, Utility Products and Other


                                                   Three months ended March 31,
                           ------------------------------------------------------------------------------
                                            2003                                   2002
                           --------------------------------------- --------------------------------------
                                                            (in millions)


                                           Special    Excluding                 Special      Excluding
                             Reported     Items (1)    Special      Reported    Items (2)     Special
                                                        Items                                  Items
                           --------------------------------------- --------------------------------------
Net Sales.................$     158.1   $   ---     $     158.1   $    132.6   $   ---     $    132.6
                           ============= =========== ============= ============ =========== =============
Gross profit .............$      19.7   $     2.4   $      22.1   $     26.3   $     1.2   $     27.5
SG&A......................       18.3        (0.3)         18.0         17.9       ---           17.9
                           ------------- ----------- ------------- ------------ ----------- -------------
Income from Operations....$       1.4   $     2.7   $       4.1   $      8.4   $     1.2   $      9.6
Backlog...................$     120.4               $     120.4   $     76.9               $     76.9

(1) Special items relate to restructuring activities and the write down of certain assets within the EarthKing subsidiary.
(2)  Special items relate to restructuring activities.

         Net sales for the Terex Roadbuilding and Utility Products group for the first quarter of 2003 increased $25.5 million to $158.1 million from $132.6 million for the first quarter of 2002, driven primarily by the acquisitions of Advance Mixer, Pacific Utility, Telelect Southeast, Commercial Body and Combatel. Excluding the impact of acquisitions, sales decreased approximately 5%, due primarily to decreases in the Roadbuilding group. SG&A expenses, excluding special items, for the first quarter of 2003 were $18.0 million, or 11.4% of sales, compared to $17.9 million, or 13.5% of sales, in the first quarter of 2002. Excluding the impact of acquisitions, SG&A expenses decreased to $13.7 million. Income from operations, excluding special items, decreased to $4.1 million, or 2.6% of sales, from $9.6 million, or 7.2% of sales, in the first quarter of 2002.

         "The Roadbuilding and Utility Products group had mixed results in the first quarter," commented Mr. DeFeo. "We are pleased with the investments we have made in the distribution channel for our utility products. In addition to positioning us to better serve and penetrate the large investor owned utilities and municipalities market, it has also provided a great platform to cross sell other Terex products, particularly loader backhoes, mini excavators and boom trucks." Mr. DeFeo continued, "Our Roadbuilding business, however, continues to face challenging end markets. This business continues to be impacted negatively by budget issues at the federal, state and local levels. We do not see any improvements in these markets in the near-term. We will continue to aggressively manage these businesses in the short term and right size them for the current operating environment."

         "We recently announced several changes in this group. First, we reduced personnel at CMI Terex operations by 146, modified production plans accordingly, and implemented a new structure to market its products more effectively. We promoted Rick Nichols from Vice President of Operations in our Mining group to General Manager of our Cedarapids, Simplicity, Jacques and Canica infrastructure businesses. Rick brings strong operations experience to these businesses," commented Mr. DeFeo. "At both CMI Terex and the infrastructure businesses we can make rapid progress at lowering costs, adapting to this tough market and lowering working capital. This will remain a primary focus."

Terex Aerial Work Platforms

                                                   Three months ended March 31,
                           ------------------------------------------------------------------------------
                                            2003                                   2002
                           --------------------------------------- --------------------------------------
                                                           (in millions)


                                          Special     Excluding                  Special     Excluding
                             Reported     Items (1)    Special      Reported      Items       Special
                                                        Items                                  Items
                           --------------------------------------- --------------------------------------
Net Sales.................$     139.3   $   ---     $     139.3   $   ---      $   ---     $   ---
                           ============= =========== ============= ============ =========== =============
Gross profit .............$      28.3   $     0.7   $      29.0   $   ---      $   ---     $   ---
SG&A......................       13.0       ---            13.0       ---          ---         ---
                           ------------- ----------- ------------- ------------ ----------- -------------
Income from Operations....$      15.3   $     0.7   $      16.0   $   ---      $   ---     $   ---
Backlog...................$      17.0               $      17.0   $   ---                  $   ---

(1)  Special items relate to Genie fair value accounting treatment.

         The Terex Aerial Work Platforms group represents the results of Genie Holdings, Inc. and its subsidiaries since their acquisition by Terex on September 18, 2002.

         Net sales for the Terex Aerial Work Platforms group for the first quarter of 2003 were $139.3 million. SG&A expense were $13.0 million, or 9.3% of sales, for the first quarter of 2003. Excluding the impact of special items, income from operations was $16.0 million, or 11.5% of sales.

         "We are very pleased with our first quarter results," said Bob Wilkerson, President-Terex Aerial Work Platforms. "Our first quarter sales were up slightly when compared to the first quarter of 2002, however our operating margins improved significantly. Our cost reduction and integration focus is yielding results. Although the end markets remain weak as the large rental companies have cut their capital spending from 2002 levels, particularly in the U.S., we have been able to offset this with additional business, primarily in Europe, and by supporting our historical customer base in these difficult times." Mr. Wilkerson added, "The Genie lean manufacturing approach continues to help us deliver strong profits and remain competitive. We have been able to maintain our independence at Genie because our operating approach was already very similar to the Terex model. We also have taken a renewed focus on cost reduction and in conjunction with Terex we successfully implemented our 100 day plan following acquisition."

         "The long term outlook for Aerial Work Platforms remains positive, as the product category continues to find new uses. In the short term, however, there continues to be excess supply in the market even though the number of primary competitors has been reduced. We believe the design team of Genie will continue to play a key role in our long term competitiveness as we introduce new products in response to the needs of the market," commented Mr. Wilkerson. "The rental channel is still a long term growth area, and we expect to benefit as we add other Terex products to Genie's portfolio."

Terex Mining

                                                   Three months ended March 31,
                           ------------------------------------------------------------------------------
                                            2003                                   2002
                           --------------------------------------- --------------------------------------
                                                           (in millions)


                                           Special    Excluding                 Special      Excluding
                             Reported     Items (1)    Special      Reported      Items       Special
                                                        Items                                  Items
                           ---------------------------------------- --------------------------------------
Net Sales.................$      80.0   $   ---     $      80.0   $     65.3   $   ---     $     65.3
                           ============= =========== ============== =========== =========== =============
Gross profit .............$      11.9   $     0.1   $      12.0   $      8.1   $   ---     $      8.1
SG&A......................        7.3       ---             7.3          6.5       ---            6.5
                           ------------- ----------- -------------- ----------- ----------- -------------
Income from Operations....$       4.6   $     0.1   $       4.7   $      1.6   $   ---     $      1.6
Backlog...................$      44.5               $      44.5   $     43.5               $     43.5

(1)      Special items relates to restructuring activities.

         Net sales for the Terex Mining group for the first quarter of 2003 increased $14.7 million to $80.0 million from $65.3 million in the first quarter of 2002. The increase in sales is related to a combination of surface mining trucks and hydraulic shovels sold in the South African and Australian markets. Income from operations, excluding special items, increased to $4.7 million, or 5.9% of sales, in the first quarter of 2003 from $1.6 million, or 2.5% of sales, in the first quarter of 2002 as the cost saving initiatives implemented in 2002 began to pay dividends.

         "The improvement in the first quarter results were the direct result of the difficult decisions made and implemented in 2002," commented Thys de Beer, President Terex - Mining. "The closure of the Tulsa manufacturing facility, improving the cost structure of the group, and the resolution of certain service and warranty contracts in late 2002 are now behind us. However, the short-term outlook remains depressed, as mining customers continue to push off decisions and find alternatives via consolidation and product rationalization as opposed to buying new equipment. While we had a good first quarter, the second quarter remains very challenging at this point in time."

Capital Structure

         "Cash flow from operations for the first quarter of 2003 was $114.9 million," commented Phil Widman, Senior Vice President and Chief Financial Officer. "We continued to build on the momentum started in the fourth quarter of 2002 and over the last two quarters we generated $177 million in cash flow from operations and reduced net debt by $188 million. During the quarter we generated $90 million in cash from working capital reductions, which is significant given the seasonal trends of the business and the fact that the first quarter of the year is usually the quarter in which we invest in working capital in preparation for the selling season. We remain committed to generating at least $150 million in cash flow from working capital reductions in 2003. Working capital as a percent of trailing three month annualized sales was 29% at the end of the first quarter of 2003 compared to 34% at the end of 2002."

         Net debt (defined as total debt less cash) at the end of the first quarter of 2002 decreased $100.1 million to $1,108.9 million, from $1,209.0 million at the end of 2002. Net debt to book capitalization at the end of the first quarter of 2003 was 58.1%, compared to 61.1% at the end of 2002. Mr. Widman added, "With respect to our bank covenants, we remain well within our limits for compliance at March 31, 2003."

Outlook

         "We continue to operate in a challenging environment," commented Mr. DeFeo. "We did not expect any help from the end markets in 2003 and we do not see any. However, we remain confident of our ability to achieve the guidance we previously provided and to meet our working capital and debt reduction targets, as we continue to run the business for cash flow. Although our earnings were meaningfully higher in the first quarter compared to our earlier guidance of a 20% - 25% improvement, it is still too early to determine if these gains can be sustained throughout the entire year. I anticipate that the first half results for 2003 will represent approximately 60% of 2003 earnings, as compared to our previous guidance of 55%. We are doing a lot of things right, but the economic winds in our markets have not yet shifted."

Safe Harbor Statement

         The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and continuing weak general economic conditions may affect the sales of its products and its financial results; construction and mining activity are affected by interest rates and government spending; the ability to successfully integrate new businesses may affect Terex's future performance; changes in Terex's key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; the dependence of some of Terex's customers relying on third party financing to purchase its products; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with annual revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      (in millions, except per share data)
                                   (unaudited)

                                                           Three Months
                                                          Ended March 31,
                                                    ----------------------------
                                                         2003            2002
                                                    ------------   -------------
Net sales...........................................$   927.7      $    582.0
Cost of goods sold..................................    798.0           490.7
                                                    ------------   -------------

     Gross profit...................................    129.7            91.3
Selling, general and administrative expenses........     88.4            59.8
                                                    ------------   -------------

     Income from operations.........................     41.3            31.5

Other income (expense):
     Interest income................................      1.7             0.8
     Interest expense...............................    (25.9)          (22.0)
     Other income (expense) - net...................      0.3            (1.2)
                                                    ------------   -------------

Income from continuing operations before income
     taxes & extraordinary items....................     17.4             9.1
Provision for income taxes..........................     (4.9)           (2.9)
                                                    ------------   -------------

Income before extraordinary items...................     12.5             6.2

Cumulative effect of change in accounting
     principle......................................    ---            (113.4)
                                                    ------------   -------------

Net income (loss)...................................$    12.5      $   (107.2)
                                                    ============   =============


EARNINGS PER SHARE: -
    Basic:
      Income from operations........................$     0.26     $      0.16
      Cumulative effect of change in accounting
         Principle..................................    ---              (2.98)
                                                    ------------   -------------
             Net income (loss)......................$     0.26     $     (2.82)
                                                    ============   =============
      Diluted:
      Income from operations........................$     0.26     $      0.16
      Cumulative effect of change in accounting
         Principle..................................    ---              (2.93)
                                                    ------------   -------------
             Net income (loss)......................$     0.26     $     (2.77)
                                                    ============   =============

Weighted average number of common and common
     equivalent shares outstanding in per share
     calculation
        Basic.......................................     47.8            38.0
        Diluted.....................................     49.0            38.7

                       TEREX CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                         (in millions, except par value)
                                   (unaudited)

                                                                                         March 31,        December 31,
                                                                                           2003               2002
                                                                                    ----------------- -----------------

CURRENT ASSETS
   Cash and cash equivalents........................................................$       419.9     $       352.2
   Trade receivables................................................................        597.8             578.6
   Inventories......................................................................      1,079.0           1,106.3
   Other current assets.............................................................        158.2             184.0
                                                                                    ----------------- -----------------
                      Total Current Assets..........................................      2,254.9           2,221.1

LONG-TERM ASSETS
   Property, plant and equipment....................................................        304.5             309.4
   Goodwill.........................................................................        635.2             622.9
   Other assets.....................................................................        485.4             472.3
                                                                                    ----------------- -----------------

TOTAL ASSETS........................................................................$     3,680.0     $     3,625.7
                                                                                    ================= =================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..............................$        71.4     $        74.1
   Trade accounts payable...........................................................        597.5             542.9
   Accrued compensation and benefits................................................         83.9              74.0
   Accrued warranties and product liability.........................................         82.0              86.0
   Other current liabilities........................................................        324.7             329.2
                                                                                    ----------------- -----------------
                     Total Current Liabilities......................................      1,159.5           1,106.2

NON CURRENT LIABILITIES
   Long-term debt, less current portion.............................................      1,457.4           1,487.1
   Other............................................................................        262.4             263.2

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 49.2 and 48.6 shares at March 31, 2003 and
      December 31, 2002, respectively...............................................          0.5               0.5
   Additional paid-in capital.......................................................        782.9             772.7
   Retained earnings................................................................         79.9              67.4
   Accumulated other comprehensive income (loss)....................................        (44.8)            (53.6)
   Less cost of shares of common stock in treasury (1.2 shares at March 31, 2003
       and December 31, 2002).......................................................        (17.8)            (17.8)
                                                                                    ----------------- -----------------
   Total Stockholders' Equity.......................................................        800.7             769.2
                                                                                    ----------------- -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................$     3,680.0     $     3,625.7
                                                                                    ================= =================

                       TEREX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)
                                   (unaudited)

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                      --------------------------------
                                                                                           2003             2002
                                                                                      ---------------  ---------------
OPERATING ACTIVITIES
   Net income (loss)................................................................  $    12.5        $  (107.2)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ..................................................................       12.9              6.9
     Amortization...................................................................        2.7              1.4
     Impairment charges and asset write downs.......................................        1.7            113.4
     Gain on sale of fixed assets...................................................       (0.5)           ---
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables............................................................       (9.3)           (53.3)
       Inventories..................................................................       40.4            (12.0)
       Trade accounts payable.......................................................       59.1             34.3
       Other, net...................................................................       (4.6)             2.0
                                                                                      ---------------  ---------------
          Net cash provided by (used in) operating activities.......................      114.9            (14.5)
                                                                                      ---------------  ---------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired..................................       (8.5)           (72.5)
   Capital expenditures.............................................................       (8.6)            (5.9)
   Proceeds from sale of assets.....................................................        2.6              0.4
                                                                                      ---------------  ---------------
              Net cash used in investing activities.................................      (14.5)           (78.0)
                                                                                      ---------------  ---------------

FINANCING ACTIVITIES
   Principal borrowings (repayments) of long-term debt..............................       (1.5)             0.7
   Net borrowings (repayments) under revolving line of credit agreements............      (22.5)             1.6
   Other............................................................................      (11.6)            (0.3)
                                                                                      ---------------  ---------------
         Net cash provided by (used in) financing activities........................      (35.6)             2.0
                                                                                      ---------------  ---------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS........................
                                                                                            2.9             (1.1)
                                                                                      ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................       67.7            (91.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................................      352.2            250.4
                                                                                      ---------------  ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................................  $   419.9        $   158.8
                                                                                      ===============  ===============


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